Exhibit 97

Incentive Compensation Clawback Policy

Policy Overview
Hilton Grand Vacations Inc. (the “Company”) has adopted this Incentive Compensation Clawback Policy (the or this “Policy”) in in accordance with the applicable listing standards of The New York Stock Exchange (the “NYSE”) and Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), effective as of October 2, 2023 (the “Effective Date”), as each of such listing standards or rules may be updated or amended, from time to time.
The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall have full authority to interpret and enforce the Policy to the fullest extent permitted by law.
Defined terms not otherwise defined herein are set forth later in the Policy.

Covered Executives
The Policy applies to the officers identified as “executive officers” by the Company in the Company’s filings with the Securities and Exchange Commission (the “SEC”) pursuant to Item 401(b) of Regulation S-K and the officers required to file reports under Section 16 of the Exchange Act (the “Covered Executives”).

Other Covered Persons
In addition to the Covered Executives and former Covered Executives, the Policy shall apply to any other employee of the Company (a “Team Member”) or its subsidiaries designated by the Committee as a person covered by the Policy by written notice to such Team Member (“Other Covered Person”).
1.Unless otherwise determined by the Committee, the Policy shall apply to an Other Covered Person as if such individual were a Covered Executive during the relevant periods described under “Application of Policy” below.
2.The Committee may, in its discretion, limit recovery of Erroneously Awarded Compensation from an Other Covered Person to situations in which an Accounting Restatement was caused or contributed to by the Other Covered Person’s fraud, willful misconduct or gross negligence.
3.In addition, the Committee shall have discretion as to (i) whether to seek to recover Erroneously Awarded Compensation from an Other Covered Person, (ii) the amount of the Erroneously Awarded Compensation to be recovered from an Other Covered Person, and (iii) the method of recovering any such Erroneously Awarded Compensation from an Other Covered Person. In exercising such discretion, the Committee may take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation.

Incentive-Based Compensation
For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Refer to Appendix A to this Policy for a list of examples of Incentive-Based Compensation.

Application of Policy
In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of all Erroneously Awarded Compensation Received by a person: (i) after beginning service as a Covered Executive; (ii) who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company has a listed class of securities listed on the NYSE; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. For purposes of this Policy, a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year.
Notwithstanding the foregoing, this Policy shall only apply to Incentive-Based Compensation Received on or after the Effective Date.

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Exhibit 97

Incentive Compensation Clawback Policy
The Company’s obligation to recover Erroneously Awarded Compensation pursuant to this Policy is not dependent on when the restated financial statements are filed.
For purposes of determining the relevant recovery period under this Policy, the date that the Company is required to prepare an Accounting Restatement is the earliest to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

Exceptions
The Company must recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that the conditions of paragraphs 1, 2 or 3 below in this section are met, and the Committee, or in the absence of such a committee, a majority of the independent directors serving on the Board, has determined that recovery would be impracticable.
1.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.
2.Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impractical to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE.
3.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Team Members, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Forms of Recovery
The Committee shall determine, in its sole discretion, the appropriate means to seek recovery of any Erroneously Awarded Compensation, which may include, without limitation: (i) requiring cash reimbursement; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (iii) offsetting the amount to be recouped from any compensation otherwise owed by the Company to the Covered Executive; (iv) canceling outstanding vested or unvested equity awards; or (v) taking any other remedial and recovery action permitted by law, as determined by the Committee.
To the extent a Covered Executive, former Covered Executive or Other Covered Person refuses to pay to the Company any Erroneously Awarded Compensation, the Company shall have the right to sue for repayment or, to the extent legally permitted, to enforce such person’s obligation to make payment by withholding unpaid or future compensation.

Time Period for Repayment
The Committee shall determine the repayment schedule for any Erroneously Awarded Compensation in a manner that complies with the “reasonably promptly” requirement set forth under “Application of Policy” above. Such determination shall be consistent with any applicable legal guidance, by the SEC, judicial opinion or otherwise. The determination with respect to “reasonably promptly” recovery may vary from case to case and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfies this requirement.

No Indemnification
The Company shall not indemnify any Covered Executive or former Covered Executive against the loss, recovery or repayment of any Erroneously Awarded Compensation pursuant to this Policy.

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Exhibit 97

Incentive Compensation Clawback Policy

Committee Determination Final
Any determination by the Committee (or by any Officer of the Company to whom enforcement authority has been delegated) with respect to this Policy shall be final, conclusive and binding on all interested parties.

Amendment; Mandatory Disclosure
The Policy may be amended by the Board or the Committee from time to time, provided that any such amendment does not cause the Policy to violate applicable listing standards of the NYSE or Rule 10D-1 under the Exchange Act. The Policy, or any provision herein, may be waived by the Board or the Committee with respect to Other Covered Persons. In addition, any changes or amendments that may be required or necessary to the Policy as a result of any new regulatory or changes to existing regulatory requirements that may be applicable to matters covered in, or subject to, the Policy (including, without limitation any new laws, rules, or regulations as may be adopted by the SEC or listing requirements of the NYSE) shall automatically be deemed to be incorporated in the Policy immediately as of the applicable effective date of any such new laws, rules, regulations, or listing requirements notwithstanding any delays in amendments to the Policy. This Policy, its description and implementation, and any application hereof, shall be disclosed in accordance with the requirements of applicable laws, rules, or regulations adopted by the SEC and listing requirements of the NYSE, as may be changed or amended from time to time.

Non-Exclusivity; Conflicts
Nothing in this Policy shall be viewed as limiting the right of the Company or the Committee to pursue recoupment under or as provided by the Company’s plans, awards or employment agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 10D of the Exchange or Section 304 of the Sarbanes-Oxley Act of 2002), or stock exchange listing requirement (and any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement).
If the requirement to recover Erroneously Awarded Compensation is triggered under this Policy, then, in the event of any actual or alleged conflict between the provisions of this Policy and a similar clause or provision in any of the Company’s plans, awards, policies or agreements, this Policy shall be controlling and determinative; provided that, if such other plan, award, policy or agreement provides that a greater amount of compensation shall be subject to clawback, the provisions of such other plan, award, policy or agreement shall apply to the amount in excess of the amount subject to clawback under this Policy.

Defined Terms
For purposes of this Policy, the following terms have the following meanings:
“Accounting Restatement” means any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
“Erroneously Awarded Compensation” is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total stockholder return (TSR), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
“Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and TSR (and any measures that are derived wholly or in part from stock price or TSR) are

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Exhibit 97

Incentive Compensation Clawback Policy
also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
“Received” means the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

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Exhibit 97

Incentive Compensation Clawback Policy
APPENDIX A

Examples of Incentive-Based Compensation

Examples of compensation that constitutes Incentive-Based Compensation for purposes of the Policy include, but are not limited to, the following:

•Non-equity incentive plan awards earned based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•Other cash awards based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•Equity-based awards (e.g., restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights) that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.
Examples of compensation that does not constitute Incentive-Based Compensation for purposes of the Policy include the following:

•Salary or salary increases for which the increase is not contingent upon achieving any Financial Reporting Measure performance goal.

•Bonuses paid solely at the discretion of the Committee or Board that are not paid from a bonus pool, the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period.

•Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture) or operational measures (e.g., opening a specified number of stores, completion of a project, or increase in market share).

•Equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures.

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